Exhibit 99

MB Financial, Inc.

800 West Madison Street

Chicago, Illinois 60607

1 (888) 422-6562

NASDAQ:  MBFI

PRESS RELEASE

For Information at MB Financial, Inc. contact:

Jill York - Vice President and Chief Financial Officer

E-Mail:  jyork@mbfinancial.com

FOR IMMEDIATE RELEASE

Panos Named President of MB Financial Bank; Field to Head Lease Banking

CHICAGO (December 29, 2005) (NASDAQ: MBFI) – Thomas D. Panos has been named President of MB Financial Bank and Burton J. Field, current MB Financial Bank President, becomes President of Lease Banking, announced Mitchell Feiger, President and CEO of MB Financial, Inc.

In addition to becoming President, Panos remains Chief Commercial Banking Officer and will continue to oversee MB’s Commercial Banking business with Ronald D. Santo, MB Financial Bank Chairman.

In his role as President of Lease Banking, Field will retain responsibility for all lease banking activities, remains a member of the company’s Senior Management Committee and continues as a director of the bank.

“MB Financial has grown rapidly over the last several years and we remain committed to the value propositions that have made us successful in the marketplace,” Feiger said. “Flexibility, senior management accessibility and quick decision making are hallmarks of our company.”

Panos has served as Executive Vice President and Chief Commercial Banking Officer of Manufacturers Bank and then its successor, MB Financial Bank, since March 1996.  Panos has more than 25 years of commercial banking experience.

Field served as President and Chief Executive Officer of Manufacturers Bank since 1983 and a Director of Manufacturers Bank since 1977.  Manufacturers Bank merged into MB Financial Bank in 2001.  Field has more than 40 years of banking and finance experience with a particular expertise in leasing, where he has built a national reputation for the bank.

Field joined the bank in 1970.

MB Financial, Inc. is a Chicago-based financial holding company which is traded on the NASDAQ as “MBFI.”  MB Financial has more than $5.6 billion in assets.  Information about MB Financial can be found at www.mbfinancial.com.  MB Financial Bank, N.A., is a locally-operated financial institution that has been delivering competitive personalized service for more than 90 years to privately-owned companies as well as to individuals who live and work in the Chicago metropolitan area.

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This news release may contain forward-looking statements that involve risk and uncertainties, with respect to the results of operations and other uncertainties that may not be known or anticipated by the Company.  While management of the Company uses its best efforts to be accurate in making forward-looking statements, any such statements are subject to risks and uncertainties that could cause the Company’s actual results to vary materially from the future results indicated in such forward-looking statements.